UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2007 (January 30, 2007)

SECURITY BANK CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Georgia	000-23261	58-2107916
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

4219 Forsyth Road, Macon, Georgia 31210

(Address of Principal Executive Office)

(478) 722-6200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)     Approval of Fiscal Year 2006 Bonuses for Named Executive Officers

On January 30, 2007, the Board of Directors of Security Bank Corporation (the “Corporation”) approved the payment of annual cash bonuses for its named executive officers for the fiscal year ended December 31, 2006. The bonuses are being paid pursuant to the Corporation’s annual incentive program and were determined based upon the attainment of certain financial performance objectives and a discretionary pool. Each of the named executive officers was eligible to receive a maximum of between 40% - 45% of their salaries in an annual cash bonus. Actual payments represent approximately 75% of the maximum percentage award. The resulting bonus amounts are set forth in the following table.

Named Executive Officer	Fiscal 2006 Bonus	Actual Bonus Award (as % of Base Salary)	Maximum Potential Award, (as % of Base Salary)
H. Averett Walker President and Chief Executive Officer	$111,240	33.7%	45.0%

Richard A. Collinsworth Executive Vice President and Chief Operating Officer	$65,866	30.0%	40.0%

James R. McLemore Executive Vice President and Chief Financial Officer	$53,277	30.4%	40.0%

John Ramsey, the Corporation’s former Chairman and Chief Executive Officer of Fairfield Financial Services, Inc. (a subsidiary of the Corporation) was a named executive officer in fiscal year 2006. Mr. Ramsey did not participate in the Corporation’s annual incentive program and did not receive an annual cash bonus.

(e)     2007 Base Salaries for Named Executive Officers

On January 30, 2007, the Board of Directors also approved annual base salaries for fiscal year 2007 for the Corporation’s named executive officers, as set forth in the following table. In adjusting the base salaries, the Board of Directors considered peer group salary information for comparable positions in bank holding companies.

Named Executive Officer	Fiscal 2007 Base Salary
Mr. Walker	$370,000
Mr. Collinsworth	$250,000
Mr. McLemore	$200,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SECURITY BANK CORPORATION

By:	/s/ H. Averett Walker
H. Averett Walker President and Chief Executive Officer

Date: February 5, 2007